Exhibit 99.1

CareTrust REIT Announces Director Resignation

SAN CLEMENTE, Calif., November 30, 2018 (GLOBE NEWSWIRE) — CareTrust REIT, Inc. (Nasdaq:CTRE) today announced that David G. Lindahl has resigned from its Board of Directors to pursue other interests. Mr. Lindahl’s resignation was effective immediately.

“We are grateful to David for his role in shepherding CareTrust from our 2014 spin-off to where we are today,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. One of CareTrust’s original independent directors, Mr. Lindahl served as Chair of the Compensation Committee, and as a member of the Nominating and Corporate Governance and Audit Committees. “David’s insight has proven most valuable, as the company has diversified its tenant base and nearly tripled its net real estate investments during his tenure on the board,” Mr. Stapley added.

Mr. Stapley noted that the Company, as part of its ongoing succession planning strategy, maintains relationships with a number of outstanding board candidates. He reported that the board has initiated discussions with several qualified candidates who could fill Mr. Lindahl’s seat.

The Board has not yet designated a new Chair for the Compensation Committee but plans to consider the issue at its next Board meeting, scheduled for February 2019.

About CareTrust REITTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 193 net-leased healthcare properties and three operated seniors housing properties in 27 states, CareTrust REIT is pursuing opportunities across the nation to acquire properties that will be net-leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:

CareTrust REIT, Inc.

(949) 542-3130

ir@caretrustreit.com